                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                 AMENDMENT NO. 1

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)




                              Grant Ventures, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   38822R-20-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     8/11/04
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)
`
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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--------------------------------------------------------------------------------

CUSIP No. 38822R-20-5                       13G/A
          -----------
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    David Fuchs

--------------------------------------------------------------------------------

(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                                            (5) SOLE VOTING POWER

                                                      0

                                            ------------------------------------
                                            (6) SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                                    3,117,405
                                            ------------------------------------

BY EACH REPORTING                           (7) SOLE  DISPOSITIVE POWER
PERSON WITH
                                                      0

                                            ------------------------------------
                                            (8) SHARED DISPOSITIVE POWER

                                                      3,117,405

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,117,405

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                 [  ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.32%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN

--------------------------------------------------------------------------------

CUSIP No. 38822R-20-5                       13G/A
          -----------
--------------------------------------------------------------------------------


(1) NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael Crow

--------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                                            (5) SOLE VOTING POWER

                                                      0
                                            ------------------------------------
                                            (6) SHARED VOTING POWER
NUMBER OF SHARES                                      5,631,919
BENEFICIALLY OWNED                          ------------------------------------
BY EACH REPORTING                           (7) SOLE  DISPOSITIVE POWER
PERSON WITH
                                                      0
                                            ------------------------------------
                                            (8) SHARED DISPOSITIVE POWER

                                                      5,631,919

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,631,919

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.58%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN

--------------------------------------------------------------------------------

CUSIP No. 38822R-20-5                       13G/A
          -----------
--------------------------------------------------------------------------------


(1) NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Duncan Capital LLC

--------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
     (a) [ ]
     (b) [X]

--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                            (5) SOLE VOTING POWER

                                                      0

                                            ------------------------------------
                                            (6) SHARED VOTING POWER
NUMBER OF SHARES                                      0
BENEFICIALLY OWNED                          ------------------------------------
BY EACH REPORTING                           (7) SOLE  DISPOSITIVE POWER
PERSON WITH
                                                      0
                                            ------------------------------------
                                            (8) SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO

--------------------------------------------------------------------------------

CUSIP No. 38822R-20-5                       13G/A
          -----------
--------------------------------------------------------------------------------


(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    B&P Management LLC
--------------------------------------------------------------------------------

(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------


(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

--------------------------------------------------------------------------------


                                            (5) SOLE VOTING POWER
                                                      0
                                            ------------------------------------

                                            (6) SHARED VOTING POWER
NUMBER OF SHARES                                      3,103,626
BENEFICIALLY OWNED                          ------------------------------------
BY EACH REPORTING                           (7) SOLE  DISPOSITIVE POWER
PERSON WITH                                           0
                                            ------------------------------------
                                            (8) SHARED DISPOSITIVE POWER
                                                      3,103,626

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,103,626

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.29%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO

--------------------------------------------------------------------------------

CUSIP No. 38822R-20-5                       13G/A
          -----------
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Duncan Capital Group LLC

--------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
         (a) [ ]
         (b) [X]

--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------


                                            (5) SOLE VOTING POWER
                                                      0
                                            ------------------------------------


                                            (6) SHARED VOTING POWER
NUMBER OF SHARES                                      0
BENEFICIALLY OWNED                          ------------------------------------
BY EACH REPORTING                           (7) SOLE  DISPOSITIVE POWER
PERSON WITH                                           0

                                            ------------------------------------
                                            (8) SHARED DISPOSITIVE POWER
                                                      0

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO

This Amendment No. 1 amends and restates the statement on Schedule 13G (the "Schedule 13G") filed on August 10, 2004 by the Reporting Persons (as defined in
Item 2 below) relating to shares of common stock, par value $0.001 per share ("Common Stock"), of Grant Ventures, Inc.
--------------------------------------------------------------------------------

ITEM 1.

         (a) Name of Issuer.

             Grant Ventures Inc.

         (b) Address of Issuer's Principal Executive Offices.

             56 West 400 South, Suite #220
             Salt Lake City, Utah 84101
ITEM 2.

          (a)  Name of Person Filing.

               This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by David Fuchs, Michael Crow, Duncan Capital LLC ("Duncan Capital"), B&P Management, LLC ("B&P") and Duncan Capital Group LLC ("DC Group") (collectively, the "Reporting Persons").

               The Reporting Persons are making a joint filing because they may be deemed a group pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

          (b)  Address of Principal Business Office or, if none, Residence.

               The principal business address of each of the Reporting Persons is:

               830 Third Avenue
               New York, NY 10022

          (c)  Citizenship.

               Each of Mr. Fuchs and Mr. Crow is a United States citizen.

               Each of Duncan Capital and DC Group is organized and existing in Delaware.

               B&P is organized and existing in New York.

          (d)  Title of Class of Securities.

               Common Stock, $0.001 par value per share

          (e)  CUSIP Number.

                  38822R-20-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ] Broker or dealer registered under Section 15 of the Act.

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

(c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

(e)  [ ] Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).


(f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).

(g)  [ ] Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)  [X] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Sec. 240.13d-1(c), check this box [ x ].

ITEM 4. OWNERSHIP

     (a) Amount Beneficially Owned.

                           Mr. Fuchs: 3,117,405 (comprised of 2,999,130 shares and 104,496 shares underlying warrants held by B&P, of which Mr. Fuchs is a manager and 13,779 shares underlying warrants owned by Mr. Fuchs outright).

                           Mr. Crow: 5,631,919 (comprised of 2,999,130 shares and 104,496 shares underlying warrants held by B&P, of which Mr. Crow is a manager and 1,399,998 shares and 130,900 shares underlying warrants owned by M.W. Crow Family L.P., of which Mr. Crow is an indirect beneficial owner and 216,270 shares owned by Trevor Crow, Mr. Crow's wife).

                           B&P: 3,103,625 (comprised of 2,999,130 shares and 104,496 shares underlying warrants by B&P).


     (b) Percent of Class.                  Mr. Fuchs: 5.32%

                                            Mr. Crow: 9.57%

                                            Duncan Capital:  0

                                            B&P:  5.29%

                                            DC Group:  0

     (c) Number of shares as to which each such person has

     (i) sole power to vote or to direct the vote:       Mr. Fuchs:  0

                                                         Mr. Crow: 0

                                                         Duncan Capital:  0

                                                         B&P:  0

                                                         DC Group:  0


     (ii) shared power to vote or to direct the vote:    Mr. Fuchs:  3,117,405

                                                         Mr. Crow: 5,631,919

                                                         Duncan Capital: 0

                                                         B&P:  3,103,626

                                                         DC Group:  0


     (iii) sole power to dispose or to direct the
           disposition of:                               Mr. Fuchs: 0

                                                         Mr. Crow: 0

                                                         Duncan Capital:  0

                                                         B&P: 0

                                                         DC Group: 0


     (iii) shared power to dispose or to direct
           the disposition of:                           Mr. Fuchs: 3,117,405

                                                         Mr. Crow: 5,631,919

                                                         Duncan Capital:  0

                                                         B&P:  3,103,626

                                                         DC Group:  0

--------------------------------------------------------------------------------
ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          See Item 4(a) above, which is incorporated by reference herein.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   November 29, 2004


/s/ David Fuchs
---------------
David Fuchs


/s/ Michael Crow
----------------
Michael Crow

DUNCAN CAPITAL LLC

By: /s/ David Fuchs
    -----------------
Name:    David Fuchs
Title:   President

B&P MANAGEMENT LLC

By: /s/  David Fuchs
    -----------------
Name:    David Fuchs
Title:   Member

DUNCAN CAPITAL GROUP LLC

By: /s/ Michael Crow
    -----------------
Name:    Michael Crow
Title:   President




     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A



                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Grant Ventures, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date:   November 29, 2004


/s/ David Fuchs
---------------
David Fuchs


/s/ Michael Crow
----------------
Michael Crow

DUNCAN CAPITAL LLC

By: /s/ David Fuchs
    -----------------
Name:    David Fuchs
Title:   President

B&P MANAGEMENT LLC

By: /s/  David Fuchs
    -----------------
Name:    David Fuchs
Title:   Member

DUNCAN CAPITAL GROUP LLC

By: /s/ Michael Crow
    -----------------
Name:    Michael Crow
Title:   President